Exhibit 99.2

THIRD QUARTERLY REPORT

SEPTEMBER 2005

[LOGO] The First of Long Island

The First of Long Island Corporation

Dear Stockholder

I am pleased to report that for the first nine months of 2005 our Corporation earned $2.35 per share, an increase of 8% over the $2.18 earned for the same period last year. For the third quarter of 2005, the Corporation earned $.85 per share versus $.74 for the same quarter last year, an increase of 15%. Earnings performance was better for the most recent quarter than the year to date period partially because the year to date period included a one-time severance payment. Along with the positive earnings performance, our Corporation’s total assets exceeded one billion dollars at the end of the current period, a noteworthy milestone in our almost 80 years of history.

During the twelve months ended September 30, 2005, we experienced a good degree of success with our share repurchase program in that we were able to purchase 261,554 shares, representing approximately 6% of the total shares outstanding at the beginning of the period. The repurchases are estimated to have contributed almost half of the earnings per share growth for the first nine months of 2005 over the corresponding period last year.

Thus far this year our earnings have been positively impacted by loan growth, particularly in commercial mortgages and home equity loans, continued growth in checking balances, tax planning strategies and a reduction of income taxes accrued with respect to the Bank’s investment and REIT subsidiaries. Commercial mortgage balances grew by 18.2% during the first nine months of 2005, while home equity products grew by 19.3%. The Bank attributes the loan growth to the relatively low interest rate environment, carefully designed calling programs, more assertive direct advertising, and a change in lending philosophy. In a measured and disciplined manner, management is working to increase the Bank’s loan to deposit ratio and thereby enhance its earnings prospects. Overall credit quality remains excellent. Our checking deposit growth is attributed to well designed calling efforts and the ability to personalize our business banking approach.

Despite the growth in loans and deposits, our earnings continue to be challenged by the interest rate environment. While short-term interest rates have increased by 275 basis points since June of last year, intermediate-term interest rates have not increased nearly as much and longer-term interest rates have remained relatively stable. This flattening of the yield curve caused the Corporation’s cost of deposits to increase while at the same time provided only limited opportunity for us to reinvest cash flows from intermediate and longer-term loans and securities at similar or higher rates. Along with the challenging interest rate environment, competition in the Bank’s market area has increased, and in some cases alternatives to bank deposit products have become more attractive.

We continue to explore potential new branch locations and product offerings and are scheduled to open a full service branch in Merrick, New York in the fourth quarter. We are very enthusiastic about this new branch opening and look forward to expanding our market presence on Long Island’s south shore and other geographical areas in the future. We strongly believe that being the bank “Where Everyone Knows Your Name” distinguishes us from the competition and should enable us to continue to grow our franchise and enhance long-term value for our shareholders.

Michael N. Vittorio

President and Chief Executive Officer

[LOGO] The First of Long Island

The First of Long Island Corporation

Financial Highlights

BALANCE SHEET INFORMATION

	9/30/05	12/31/04
	(in thousands)

Total Assets	$1,003,048	$917,778

Net Loans	365,204	339,629

Investment Securities	560,645	532,113

Checking Deposits	327,167	298,049

Savings and Time Deposits	505,478	473,201

Total Stockholders’ Equity	91,557	90,240

INCOME STATEMENT INFORMATION

	Nine Months Ended
	9/30/05	9/30/04
	(in thousands)

Net Interest Income	$26,179	$25,970
Provision For Loan Losses	314	300

Net Interest Income After Loan Loss Provision	25,865	25,670

Noninterest Income	5,050	4,667
Noninterest Expense	19,145	18,069

Income Before Income Taxes	11,770	12,268
Income Tax Expense	2,430	3,141

Net Income	$9,340	$9,127

Earnings Per Share:
Basic	$2.38	$2.23
Diluted	$2.35	$2.18

Financial Highlights

INCOME STATEMENT INFORMATION

	Three Months Ended
	9/30/05	9/30/04
	(in thousands)

Net Interest Income	$8,986	$8,638
Provision For Loan Losses (Credit)	(12)	100

Net Interest Income After Loan Loss Provision (Credit)	8,998	8,538

Noninterest Income	1,558	1,537
Noninterest Expense	6,263	5,929

Income Before Income Taxes	4,293	4,146
Income Tax Expense	962	1,055

Net Income	$3,331	$3,091

Earnings Per Share:
Basic	$.86	$.75
Diluted	$.85	$.74

This quarterly report contains “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended September 30, 2005. The Form 10-Q will be available on or before November 9, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC filings.”

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www.fnbli.com

[LOGO] The First of Long Island

The First of Long Island Corporation

Full Service Offices

10 Glen Head Road

Glen Head, NY 11545

(516) 671-4900

7 Glen Cove Road

Greenvale, NY 11548

(516) 621-8811

253 New York Avenue

Huntington, NY 11743

(631) 427-4143

108 Forest Avenue

Locust Valley, NY 11560

(516) 671-2299

711 Fort Salonga Road

Northport, NY 11768

(631) 261-4000

209 Glen Head Road

Old Brookville, NY 11545

(516) 759-9002

310 Merrick Road

Rockville Centre, NY 11570

(516) 763-5533

130 Mineola Avenue

Roslyn Heights, NY 11577

(516) 621-1900

800 Woodbury Road, Suite M

Woodbury, NY 11797

(516) 364-3434

Commercial Banking Offices

30 Orville Drive

Bohemia, NY 11716

(631) 218-2500

60 E. Industry Court

Deer Park, NY 11729

(631) 243-2600

22 Allen Boulevard

Farmingdale, NY 11735

(631) 753-8888

2091 New Highway

Farmingdale, NY 11735

(631) 454-2022

1050 Franklin Avenue

Garden City, NY 11530

(516) 742-6262

536 Northern Boulevard

Great Neck, NY 11021

(516) 482-6666

330 Motor Parkway

Hauppauge, NY 11788

(631) 952-2900

106 Old Country Road

Hicksville, NY 11801

(516) 932-7150

3000 Marcus Avenue

Lake Success, NY 11042

(516) 775-3133

194 First Street

Mineola, NY 11501

(516) 742-1144

200 Jericho Turnpike

New Hyde Park, NY 11040

(516) 328-3100

133 E. Merrick Road

Valley Stream, NY 11580

(516) 825-0202

Manhattan Commercial Banking Offices

232 Madison Avenue

New York, NY 10016

(212) 213-8111

225 Broadway, Suite 703

New York, NY 10007

(212) 693-1515

1501 Broadway, Suite 301

New York, NY 10036

(212) 278-0707

Investment Management Division

800 Woodbury Road, Suite M

Woodbury, NY 11797

(516) 364-3436